Exhibit 3.1

ARTICLES SUPPLEMENTARY

OF

ARMADA HOFFLER PROPERTIES, INC.

Pursuant to Section 2-208 of the Maryland General Corporation Law (as amended, supplemented or restated from time to time, the “MGCL”), Armada Hoffler Properties, Inc., a corporation organized and existing under the laws of the state of Maryland (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Section 3-802(c) of Title 3, Subtitle 8 of the MGCL, the Board of Directors of the Corporation (the “Board of Directors”) has resolved to prohibit the Corporation from electing to be subject to the provisions of Section 803 of Title 3, Subtitle 8 of the MGCL, unless a proposal to repeal such resolution is approved by the stockholders of the Corporation by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

SECOND: The action to prohibit the Corporation from becoming subject to Section 803 of Title 3, Subtitle 8 of the MGCL without stockholder approval referenced above has been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned officer acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary on this 20th day of February, 2020.

ATTEST:		ARMADA HOFFLER PROPERTIES, INC.

/s/ Michael P. O’Hara		/s/ Louis S. Haddad
Name:	Michael P. O’Hara	Name:	Louis S. Haddad
Title:	Chief Financial Officer, Treasurer and Secretary	Title:	President and Chief Executive Officer